Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Aveanna Healthcare Holdings Inc. 2021 Employee Stock Purchase Plan of Aveanna Healthcare Holdings Inc. of our reports dated March 16, 2023, with respect to the consolidated financial statements of Aveanna Healthcare Holdings Inc. and the effectiveness of internal control over financial reporting of Aveanna Healthcare Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 11, 2023